As filed with the Securities and Exchange Commission on July 5, 2005
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        American Soil Technologies, Inc.
             (Exact name of registrant as specified in its charter)


                                     Nevada
         (State or other jurisdiction of incorporation or organization)

                                   95-4780218
                      (I.R.S. Employer Identification No.)


                              12224 Montague Street
                                Pacoima, CA 91331
    (Address of Registrant's principal executive offices, including zip code)


                      2005 STOCK OPTION/STOCK ISSUANCE PLAN
                            (Full title of the Plan)

                              Paracorp Incorporated
                       318 North Carson Street, Suite 208
                              Carson City, NV 89701
                                 (888) 972-7273
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                           Proposed Maximum     Proposed Maximum
Title of Securities        Amount to be     Offering Price     Aggregate Offering       Amount of
 to be Registered           Registered         per Share             Price           Registration Fee (2)
---------------------------------------------------------------------------------------------------------
Common Stock,
$0.001 Par Value (1)        10,000,000          $0.35             $3,500,000              $412
=========================================================================================================

1. Consists of 10,000,000 shares of common stock issuable under the Company's 2005 Stock Option Stock Issuance Plan.
2. The registration fee is based upon the closing bid price of the Shares as of June 27, 2005 calculated pursuant to Rule 457(c).
================================================================================

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

         Form S-8 Item Number
             and Caption                            Caption in Prospectus
             -----------                            ---------------------

1.   Forepart of Registration Statement       Facing Page of Registration and
     Outside Front Cover Page of              Statement and Cover Page of
     Prospectus                               Prospectus

2.   Inside Front and Outside Back            Inside Cover Page of Prospectus
     Pages of Prospectus                      Cover and Outside Cover Page of
                                              Prospectus

3.   Summary Information, Risk Factors        Not Applicable
     and Ratio of Earnings to Fixed
     Charges

4.   Use of Proceeds                          Not Applicable

5.   Determination of Offering Price          Not Applicable

6.   Dilution                                 Not Applicable

7.   Selling Security Holders                 Sales by Selling Security Holder

8.   Plan of Distribution                     Cover Page of Prospectus and Sales
                                              by Selling Security Holder

9.   Description of Securities to be          Description of Securities;
     Registered

10.  Interests of Named Experts and           Legal Matters
     Counsel

11.  Material Changes                         Not Applicable

12.  Incorporation of Certain                 Incorporation of Certain Documents
     Information by Reference                 by Reference

13.  Disclosure of Commission Position        Indemnification of Directors and
     on Indemnification for Securities        Officers;
     Undertakings Act Liabilities

                               DATED: July 5, 2005

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The  Company   incorporates   the  following   documents  by  reference  in  the
registration statement:

The Company's Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2004; the Company's Quarterly Report on Form 10-QSB filed for the quarter ended March 31, 2005; and the description of the Company's common stock contained in the Company's Registration Statement on Form SB-2 dated January 2, 2001.

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Bylaws and the Nevada Revised Statutes provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

       5 Opinion of Oswald & Yap, APC, consent included, relating to the issuance of the securities pursuant to the Plan

       10.1   2005 Stock Option/Stock Issuance Plan, dated January 6, 2005

       23.1 Consent of Oswald & Yap, APC (contained in their opinion set forth as Exhibit 5)

       23.2   Consent  of  Epstein  Weber  &  Conover,   PLC,  Certified  Public
              Accountants

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pacoima, State of California, on June 28, 2005.


                                  American Soil Technologies, Inc.


                                      /s/ Carl P. Ranno
                                      ----------------------------------------
                                  By: Carl P. Ranno
                                  Its: Chief Executive Officer and President